Exhibit 99.1

NIELSEN BOARD OF DIRECTORS ELECTS

JAMES A. ATTWOOD, JR. CHAIRMAN

New York, January 4, 2016 – Nielsen Holdings plc (NYSE: NLSN) announced that James A. Attwood, Jr. became non-executive chairman of its board of directors, effective January 1, 2016. Attwood succeeds David L. Calhoun who served as executive chairman of the board since 2014.

Attwood previously served as the board’s lead independent director. Calhoun will continue to serve as a director on Nielsen’s board.

ABOUT NIELSEN

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services for all devices on which content—video, audio and text—is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen also provides its clients with analytics that help improve performance. Nielsen, an S&P 500 company, has operations in over 100 countries, covering more than 90% of the world’s population. For more information, visit www.nielsen.com.

Media contact:

Laura Nelson

203-563-2929

Investor contact:

Kate Vanek

646-654-4593